Exhibit 10.15
September 22, 2003
Mr. Greg Ballard
524 Vannier Dr.
Belmont, CA 94002
     Re:      Offer of Employment
Dear Greg:
     Sorrent, Inc. (the “Company”) is pleased to offer you a position with the Company as Chief Executive Officer and President, commencing on or before September 29, 2003 (the “Start Date”). Your duties as Chief Executive Officer and President are described on Schedule 1 attached hereto and will include such other duties and responsibilities as the Board may from time to time reasonably assign to you. You will be elected to the Board, subject to securing the necessary shareholder approvals.
     Cash Compensation.
     A.      You will be entitled to receive an annual salary of $250,000, less applicable withholding, (the “Base Salary”), pro-rated in 2003 to reflect your Start Date, to be paid in accordance with the Company’s normal payroll procedures.
     B.      During your first year of employment, you will also be eligible to receive annual bonus payments up to an aggregate of $100,000, as long as you are employed by the Company on the payment dates (the “Bonus”). The Bonus will be allocated as follows: (i) $50,000 will be paid on or before April 30, 2004 on the achievement of the milestones for calendar 2003, and the first quarter of 2004, , set forth in Schedule 2 attached hereto as determined by the Board in its sole discretion and (ii) $50,000 will be paid on or before the first anniversary of the Start Date if the Board believes in its sole discretion that the 2004 milestones set foth in Schedule 2 have been exceeded. After one year of employment, the Board will review and, in its discretion, may adjust your Base Salary and Bonus.
     Equity Compensation. We will recommend that the Board grant you an incentive stock option to purchase up to 1,600,000 shares of the common stock of the Company at an exercise price equal to the fair market value of such shares as determined by the Board, which stock option shall be governed by the terms and conditions of the Company’s 2001 Stock Option Plan (the “Plan”) and Stock Option Agreement to be executed by you and the Company upon Board approval of the grant. Such stock option shall vest over four (4) years, whereby

400,000 shares shall vest twelve (12) months after the option grant date (which will be no earlier than the Start Date), and the remaining 1,200,000 shares shall vest monthly thereafter at the rate of 1/36 over the course of 36 months; provided, however, (i) in the event the Company terminates your employment for reasons other than Cause (as such term is defined in the Plan), during the first 12 months of your employment, your vesting schedule will be accelerated such that you will be entitled to purchase 1/48 of the total number of shares subject to the option for each full month of employment with the Company prior to such termination, or (ii) in the event the Company consummates a Change in Control Transaction (as such term is defined in the Plan) and terminates your employment for reasons other than Cause within six (6) months following the consummation of such Change in Control Transaction, then fifty percent (50%) of the unvested shares subject to the stock option will be accelerated.
     Other Benefits. As a Company employee, you will also be eligible to receive certain employee benefits, as modified by the Company from time to time, including medical and dental coverage, to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate, subject to the rules and regulations applicable thereto.
     Severance. In the event the Company terminates your employment for reasons other than Cause (as such term is defined in the Plan) within one year of your Start Date, you will be entitled to receive three (3) months of your Base Salary (the “Severance Payments”), paid bi-weekly pursuant to Sorrent’s normal payroll schedule in exchange ofro your execution of release of claims. Your stock options will not continue to vest during the three (3) month period.
     At-Will Employment. Your employment with the Company is for no specified period and constitutes an “AT-WILL” employment arrangement. As a result, you are free to resign at any time, with or without notice, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice and with or without cause.
     Federal Immigration Laws. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you may be terminated.
     Proprietary Information and Inventions Agreement. As a condition of your employment, you will be expected to sign and comply with the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you agree that you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company. Your service as a director of Pinnacle Systems, Inc. will not be considered a conflict with your obligation to the Company. You agree to resign from the board of THQ Inc. if requested by the Company’s Board of Directors, within thirty (30) days of such request.

     Absence of Conflict. You agree to resign from the board of THQ, Inc. within thirty (30) days of starting your employment with the Company. You represent and warrant that employment by the Company as described herein shall not conflict with and shall not be constrained by prior employment or consulting agreement or relationship.
     Miscellaneous. This letter, along with the Employee Proprietary Information and Information Agreement, and the Stock Option Agreement sets forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed both by an authorized Company representative and you.
     Acceptance. To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.
     We believe Sorrent, Inc. is poised to achieve great success. We anticipate that you will be a critical component of that success. We look forward to working with you.

Sincerely,

SORRENT, INC.

/s/ Paul Zuzelo
Scott Orr, Chief Executive Officer

Paul Zuzelo Exec. V.P. & CFO
For Scott Orr
ACCEPTED AND AGREED TO
this 23rd day of September, 2003
/s/ Greg Ballard
Greg Ballard
Enclosure

Schedule 1
Duties of the Chief Executive Officer and President
     As Chief Executive Officer and President, your duties will include, without limitation, the following:
1.	Direct and manage the Company to become a worldwide leader in its industry, by understanding, implementing, and refining the Company’s strategic vision and taking all appropriate steps to achieve this vision.
2.	In conjunction with the senior management team, develop and execute a strategy and operating plan for the Company for the rest of 2003 and all of 2004 that achieves the required revenue and expense goals as approved by the Board of Directors.
3.	Initiate, refine, and expand mutually beneficial partnerships with (a) wireless carriers and content delivery partners around the world for the deployment and delivery of the Company’s games and branded media; (b) entertainment and other brand, licensing, or content companies, to help increase the sales of the Company’s products and boost the visibility of the Company’s products at an acceptable cost; (c) handset manufacturers, to achieve pre-loads and co-promotion of the Company’s products on new handsets; and (d) media and technology companies who can provide strategic value and help further the Company’s goals.
4.	Work with the CFO to define, develop and refine the operations and financial management of the Company to achieve highly efficient internal systems that minimize wasted expenditures and maximize profitability.
5.	Work with the CCO to support the production and development of the Company’s products and technology that meet the Company’s quality and schedule goals for distribution and publishing partners on a worldwide basis, and position the Company as a world leader in cell phone game creation and publishing.
6.	Work with the head of Publishing to develop an acceptable and achievable catalog of titles and marketing plans for all carriers and partners on a worldwide basis and achieve the approved revenue goals of the Company and build the Sorrent brand on a worldwide basis.
7.	Be the primary interface between the senior executives and the Company’s investors and Board of Directors. Represent senior management’s efforts, accomplishments, and issues accurately and in a timely manner to the Board. Effectively manage the Board and investors by setting appropriate expectations and keeping directors fully engaged and supportive.
8.	Work with all the employees of the Company to provide a well-integrated, team-focused approach to achieving each respective department’s goals.

9.	Carry out all duties typical of a CEO of a company similarly situated as the Company including exemplifying the Company’s B.E.S.T value system.

Schedule 2
Milestones for Achievement of Bonus
1.	Achieve the forecasted financial results in the 2003 and 2004 Operating Plan, including but not limited to:
a. $4.0M revenue in calendar 2003.
b. Sustainable monthly operating profit by Q4 2003.
c. Position the Company for positive cash flow by Q1 2004.
d. Position the Company to achieve $50M+ revenues in 2005.
2.	Provide 2004 operating plan acceptable to the Board, no later than December 2003.

3.	Meet or exceed Q1, Q2 and Q3 2004 Operating Plan revenue and expense forecasts.

4.	Expand the Company’s global opportunities via strategic partnerships worldwide.

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(Please see attached.)